Exhibit 5.1

August 20, 2013

PBF Energy Inc.

One Sylvan Way, Second Floor

Parsippany, NJ 07054

Ladies and Gentlemen:

We have acted as counsel to PBF Energy Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of up to 6,443,535 shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Shares”) that may be sold by the parties listed as selling stockholders in the Registration Statement (the “Selling Stockholders”), of which (a) 3,535 Shares (the “Existing Shares”) are currently held by certain of the Selling Stockholders, and (b) 6,440,000 Shares (the “Exchanged Shares”) are issuable by the Company upon exchange of an equivalent number of Series A Units of PBF Energy Company LLC (the “Series A Units”), pursuant to the Exchange Agreement, dated as of December 12, 2012 (the “Exchange Agreement”). The Existing Shares may be sold or delivered, and the Exchanged Shares, after they have been issued in exchange for Series A Units in accordance with the Exchange Agreement, may be sold or delivered, from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus, and pursuant to Rule 415 under the Act.

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Exchange Agreement and the Amended and Restated Limited Liability Company Agreement of PBF Energy Company LLC. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Existing Shares are validly issued, fully paid and nonassessable, and (2) the Exchanged Shares, when issued upon exchange for Series A Units in accordance with the Exchange Agreement, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP